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                                                                    EXHIBIT 99.1


          BREED ANNOUNCES ADDITIONAL INFORMATION REGARDING PREVIOUSLY
                RECORDED REPOSITIONING AND OTHER SPECIAL CHARGES
                     AS WELL AS OTHER BUSINESS DEVELOPMENTS

     LAKELAND, FL. (September 4, 1998) - BREED Technologies, Inc. (NYSE:BDT) announced today that, as a result of its previously announced discussions with the Staff of the Securities and Exchange Commission, the Company had agreed to make certain supplemental disclosures herein, and in previously filed documents, and to restate its financial statements for certain prior periods. Representatives of the Company and Ernst & Young met with the Staff of the Commission on September 2, 1998 to discuss disclosure issues and the interpretation of certain accounting principles. As a result of the views expressed by the Staff, the Company has agreed to restate certain financial statements as noted. The Company expects that the restatement, which will reflect the accounting for the write- down of goodwill and certain long-lived assets under a methodology consistent with the Staff's views, will not have a material adverse effect on previously reported results of operations.

     At the request of the Staff, the Company is also providing the Staff supplemental information relating to the repositioning charge, and additional information relating to a special charge, recorded by the Company during the quarter ended December 31, 1997. The Company expects to file the restated financial statements and to release earnings for the quarter and fiscal year ended June 30, 1998 as soon as practicable following the resolution of the remaining items being discussed with the Staff.

PREVIOUSLY ANNOUNCED REPOSITIONING CHARGE

     As previously announced, the Company recorded a repositioning charge during the quarter ended December 31, 1997 aggregating $244.0 million. The repositioning charge included (i) $77.6 million relating to the write-down of goodwill associated with the disposal of long-lived assets (a portion of which was required due to deteriorating business conditions at acquired businesses as discussed below); (ii) approximately $30.8 million relating to an approximately 25% reduction of the Company's global work force by eliminating redundant and overlapping positions resulting from recent acquisitions as well as reducing personnel required at acquired businesses discussed below due to deteriorating business conditions at such businesses; (iii) approximately $31.4 million relating to the consolidation of the Company's manufacturing, sales and engineering facilities in North America and Europe through the elimination of approximately 50% and 33% of such facilities, respectively (which includes certain facilities being consolidated due to deteriorating businesses conditions at acquired businesses as discussed below); (iv) approximately $41.3 million relating to the write-down to net realizable value of certain long-lived assets relating to businesses being divested; and (v) approximately $62.9 million relating to the write-down of impaired production and other equipment and the write-off of assets used to manufacture products being replaced by new technologies.

USS AND CUSTOM TRIM ACQUISITIONS

     The Company is providing the following information in order to provide investors with a more detailed understanding of the background relating to the information set forth above:

  The $77.6 million write-down of goodwill included in the repositioning charge related to, among other things, (i) the North American steering wheel operations ("USS") of United Technologies acquired by the Company in October 1996 and (ii) the Custom Trim group of companies ("Custom Trim") (which leather wraps steering wheels and produces other products) acquired by the Company in February 1997 and reflected the Company's determination during the quarter ended December 31, 1997 that a material diminution in the value of those businesses had occurred.



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  When Breed acquired USS in October 1996, it was aware that USS's largest original equipment manufacturer ("OEM") customer (which accounted for approximately 50% of USS's revenues) had awarded a significant portion of its business (which related to one platform) to a competitor of USS, signaling the OEM's intention to source steering wheels and airbag modules from one supplier as a unit, instead of as separate components from two suppliers, provided the supplier had an approved airbag module. However, the Company believed it could recover this business by negotiating to supply the steering wheel component to the competitor because the competitor, although it had an approved airbag module, did not manufacture steering wheels. At the same time, Breed worked to have its airbag module approved by the OEM to position it to compete with respect to other platforms manufactured by that OEM, which would put Breed in the position to source USS steering wheels for those platforms.

  The negotiations between the Company and USS's competitor ceased in April 1997. Thereafter, the Company continued to seek the OEM's approval of its airbag module in an effort to bid for other business from the OEM despite the designation of two of the Company's competitors by the OEM as preferred vendors for airbag modules. The Company obtained the approval of a newly developed inflator (a major component of the Company's airbag module) from the OEM on July 28, 1997, and the Company thus continued to believe that obtaining approval of its airbag module was feasible. During the quarter ended December 31, 1997, the Company determined that its efforts to be named as a preferred vendor of integrated steering wheels would not be successful or would be materially delayed. The Company concluded that, consequently, USS would likely experience a material and continuing decline in the revenue from USS's existing contracts as these contracts were completed and not replaced on a timely basis with new business. In addition, the Company was informed by the OEM during such quarter that sales volume on the existing platform would decrease by approximately 30% from the sales volume projected with respect to such platform at the time Breed acquired USS, and that Breed's revenue attributable to all platforms for such OEM would be impacted by a 4% price decrease starting January 1, 1998.

  During the quarter ended December 31, 1997, it also became apparent that a number of significant customers of Custom Trim intended to shift suppliers or to internalize their leather wrapping functions. Consequently, the Company concluded that it could expect a material decline in revenues from lost business and price reductions aimed at retaining business attributable to Custom Trim's historical business. The Company also concluded that it would not be able to replace these customers with new customers in the foreseeable future.

     As a result of these developments, after consultation with and the concurrence of Ernst & Young, the Company's independent auditors, the Company recorded a charge of $18.4 million and $33.4 million during the quarter ended December 31, 1997 to write-down the goodwill relating to the USS and Custom Trim acquisitions, respectively. The Company accounted for the long-lived assets of USS and Custom Trim to be disposed of after an appropriate allocation of goodwill to those assets under APB 17 (Intangible Assets). This involved the allocation of goodwill to long-lived assets based on the fair value of such assets at the date of acquisition.

     At its meeting with Company representatives on September 2, 1998, the SEC Staff stated that, in its view, the appropriate analysis would have been to test for impairment of all of the long-lived assets of USS and Custom Trim upon the occurrence of facts indicating that the value of the assets had been impaired and to measure such impairment using the provisions of FAS 121 (Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of) relating to assets held for use. The Company has agreed to restate its financial statements for certain prior periods in accordance with the Staff's views. Based on the Company's preliminary analysis under FAS 121, the Company anticipates that such restatement will not have a material adverse effect on previously reported results of operations. However, based on the Company's preliminary analysis, the use of FAS 121 indicates that no impairment of any goodwill or long-lived assets of Custom Trim exists at this time. There can be no assurance that impairment will not occur in future periods.



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PREVIOUSLY ANNOUNCED OTHER SPECIAL CHARGE

     As previously announced, the Company recorded a $28.4 million special charge during the quarter ended December 31, 1997 for inventory and long-term contracts relating to manufacturing processes that will be exited (which was reflected as a charge to cost of sales). The Company is announcing today the following information, which supplements the foregoing: The $28.4 million charge included $15.5 million of expected losses under a contract entered into in February 1996 (under which production began in August 1997) with a European OEM to supply side impact airbags, which had not been previously manufactured by the Company. This amount represented estimated losses expected to be incurred over the five-year expected life of the platform to which the contract related. These losses resulted from substantial cost overruns due to significant additional testing requirements, design engineering costs and production problems experienced in connection with that contract. After consultation with and the concurrence of Ernst & Young, the Company recorded these losses during the quarter ended December 31, 1997 because it believed they were probable and reasonably estimable. The contract has since been terminated effective January 1999. The SEC is reviewing the accounting treatment of these losses.

                                     * * *

     This press release includes certain statements regarding, among other things, the expected financial statement impact of the resolution of various items with the SEC Staff, which statements constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such statements are subject to risks relating to, among other things, the outcome of the Company's discussions with the SEC Staff, which is not within the Company's control. The Company's management believes these forward looking statements are reasonable; however, undue reliance should not be placed on such forward looking statements, which are based on current expectations.

     Headquartered in Lakeland, Fla., the Company is the world's third largest supplier of complete automotive occupant restraint systems. The Company supports its growing list of automotive customers with advanced engineering, testing and manufacturing facilities located in 13 countries around the world.




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